                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /    Preliminary Proxy Statement

     / /    Confidential,  For Use of the Commission  Only (as permitted by Rule
            14a-6(e)(2))

     / /    Definitive Proxy Statement

     / /    Definitive Additional Materials

     /x/    Soliciting Material Pursuant to Section 240.14a-12

                               NOVOSTE CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                             WARREN G. LICHTENSTEIN
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/    No fee required.

     / /    Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
            0-11.

     (1)    Title of each class of securities to which transaction applies:

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     (2)    Aggregate number of securities to which transaction applies:

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     (3)    Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)    Proposed maximum aggregate value of transaction:

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     (5)    Total fee paid:

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     / /    Fee paid previously with preliminary materials:

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     / /    Check box if any part of the fee is offset as  provided  by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount previously paid:

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     (2)    Form, Schedule or Registration Statement No.:

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     (3)    Filing Party:

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     (4)    Date Filed:

                                      -2-

         Steel Partners II, L.P. ("Steel"), together with the other participants named  herein,  is filing  materials  contained  in this  Schedule  14A with the
Securities  and Exchange  Commission in connection  with a possible  preliminary filing with the SEC of a proxy statement and accompanying  proxy card to be used to solicit votes against a proposal by Novoste  Corporation  (the  "Company") to adopt a plan of dissolution  pursuant to which the Company will be dissolved and liquidated.  This liquidation proposal is scheduled to be submitted to a vote of the  shareholders of the Company at a special meeting of shareholders  scheduled to be held on a date to be specified by the Company (the "Special Meeting").

         Item 1: On November 21, 2005,  Steel sent the  following  letter to the
Board of Directors of the Company.

                             STEEL PARTNERS II, L.P.
                               590 MADISON AVENUE
                                   32ND FLOOR
                            NEW YORK, NEW YORK 10022

                                November 21, 2005

FOR DISSEMINATION TO NOVOSTE BOARD OF DIRECTORS

Novoste Corporation
4350 International Blvd.
Norcross, GA  30093
Attn: Corporate Secretary

Gentlemen:

         Steel Partners II, L.P.  ("Steel"),  the largest stockholder of Novoste
Corporation ("Novoste"),  is extremely disappointed with the Board's decision to file its preliminary  proxy  statement to approve a plan of liquidation  without addressing the serious concerns we have raised.  As we have clearly expressed to you in letters and conversations, Steel does not believe a liquidation is in the best interest of the shareholders.  As a result of a liquidation,  Novoste would lose its ability to utilize its substantial net operating loss carryforwards,  a significant  non-balance  sheet asset. We continue to believe that there is also additional  intrinsic  value in  remaining a public  company.  We also  strongly oppose the Board's ability under the proposed plan to transfer all the proceeds,
at  its  sole  discretion,   into  a  liquidating   trust.  In  our  experience,
professional trustees do a poor job of protecting shareholders' interests and we are  concerned  that  proceeds  of the  liquidation  would  not  be  efficiently distributed to shareholders under the supervision of a trustee.

         As the Board should be well aware, Steel believes that it was a blatant disregard for the interests of the  shareholders  that the Board  authorized the funding  of over $4  million  into  rabbi  trusts in order to make  payments  to executives and other  employees  upon a change in control.  We also have several concerns as to whether the Board may have further  breached its  fiduciary  duty with  respect  to its  "severance  settlement"  agreement  with  certain  senior

                                       -3-

executives  which  Novoste  announced  on November 11, 2005 which will result in payments  aggregating  over $1.7 million.  To add insult to injury,  we recently learned from public  filings that one of the rabbi trusts is over-funded by over a $1 million.

         We implore the Board to learn from its past mistakes, do not follow the same  pattern as with the  failed ONI  Medical  Systems  merger  where the Board ignored shareholder concerns and proceeded with a failed and costly solicitation prior to terminating the merger agreement for lack of shareholder  support.  The
Board should not continue  supporting yet another proposal that will again waste shareholder assets.

         We state for the record  that Steel  intends to vote all of its 608,301 shares of Novoste  (14.9% of the  outstanding  shares)  against the  liquidation proposal,  as well as to file proxy  material with the SEC and actively  solicit proxies  in  opposition  to  the  liquidation.  Steel  has no  objection  to the proposals to sell the vascular  brachytherapy business and to reduce the minimum size of the board. Given Steel's substantial  ownership  position,  it should be obvious to the Board that it should promptly  withdraw the liquidation  proposal and stop wasting any more time and  resources  with  respect to this matter.  We would  interpret the Board's  failure to  immediately  withdraw the  liquidation proposal  as a clear  indication  that the Board has no  intention  to  maximize shareholder  value.  Steel also reiterates its demands that Novoste  immediately redeem  its  shareholder  rights  plan  and  that  the  Board  of  Directors  be immediately reconstituted to include Steel representatives.

         Steel has evaluated  all of its options with respect to its  investment in Novoste  and  intends  to act  accordingly  in the event we do not  receive a favorable response to this letter.

                                       Very truly yours,

                                       STEEL PARTNERS II, L.P.

                                       By: Steel Partners, L.L.C.
                                           General Partner

                                       By: /s/ Warren G. Lichtenstein
                                           ------------------------------
                                           Warren G. Lichtenstein
                                           Managing Member

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         Steel Partners II, L.P. ("Steel"), together with the other participants named herein,  may make a preliminary  filing with the  Securities  and Exchange
Commission  ("SEC") of a proxy  statement and an  accompanying  proxy card to be used to solicit votes against a proposal by Novoste  Corporation (the "Company")
to adopt a plan of  dissolution  pursuant to which the Company will be dissolved

                                       -4-

and liquidated. This liquidation proposal is scheduled to be submitted to a vote of the  shareholders of the Company at a special  meeting of  shareholders  (the
"Special Meeting"), which has not yet been scheduled.

         IN THE EVENT  THAT A  DETERMINATION  IS MADE TO FILE A PROXY  STATEMENT
WITH THE SEC, STEEL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE
PROXY  STATEMENT  WHEN  IT  IS  AVAILABLE  BECAUSE  IT  WILL  CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY STATEMENT,  IF FILED, WILL BE AVAILABLE AT NO CHARGE ON
THE SEC'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN ANY
SOLICITATION  WILL  PROVIDE  COPIES OF THE PROXY  STATEMENT,  IF FILED,  WITHOUT
CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS'
PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  AT ITS TOLL-FREE  NUMBER:  (800)
322-2885 OR EMAIL: PROXY@MACKENZIEPARTNERS.COM.

         The participants in the proxy solicitation are Steel Partners II, L.P.,
Steel   Partners,   L.L.C.   and   Warren   G.   Lichtenstein   (together,   the
"Participants").

         Information  regarding  the  Participants  and their direct or indirect interests is  available in their  Schedule  13D,  jointly  filed with the SEC on
September 29, 2003, as subsequently amended.

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